EXHIBIT 32

CERTIFICATIONS

(Pursuant to 18 U.S.C. Section 1350)

The undersigned hereby certifies that, to his knowledge (i) the Form 10-Q filed by ECB Bancorp, Inc. (the “Issuer”) for the quarter ended March 31, 2006, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that Report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the period presented therein.

Date: May 15, 2006	/s/ Arthur H. Keeney III
Arthur H. Keeney III
President and Chief Executive Officer

Date: May 15, 2006	/s/ Gary M. Adams
Gary M. Adams
Senior Vice President
and Chief Financial Officer